Exhibit 99.1

CyberOptics Reports Improved Third Quarter Operating Results

Minneapolis, MN—October 21, 2009—CyberOptics Corporation (Nasdaq: CYBE) today reported better than expected operating results for the third quarter of 2009 ended September 30.

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Consolidated sales totaled $8,550,000, an increase of 65% from $5,179,000 in this year’s second quarter and down from $11,570,000 in the year-earlier quarter. Third quarter sales exceeded the previously issued financial guidance for this period.

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CyberOptics’ net loss declined to $841,000 or $0.12 per diluted share from $1,923,000 or $0.28 per diluted share in this year’s second quarter. The net loss for the current quarter was significantly less than the amount that was previously forecasted. Earnings were favorably affected by an income tax benefit of $223,000 or $.03 per share from the release of a previously recorded tax reserve. CyberOptics reported a net loss of $772,000 or $0.11 per share in the third quarter of 2008.

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CyberOptics ended the third quarter of 2009 with cash and marketable securities of $22,751,000, compared to $23,389,000 at the end of this year’s second quarter and $29,783,000 at the beginning of 2009. Cash reserves at the end of this year’s third quarter are ample for funding CyberOptics’ operations and ongoing R&D initiatives.

CyberOptics’ improved third quarter operating results were generated by increased demand for its products due to the gradual strengthening of the global electronics industry and strong market acceptance of its next-generation SE500 solder paste inspection system that was introduced in the second quarter. As a result, CyberOptics’ complete product line, including electronic assembly sensors, inspection systems and semiconductor products, recorded higher sequential quarterly sales. During the third quarter, one of the company’s largest original design manufacturer (ODM) customers for the predecessor SE 300 solder paste inspection system placed a significant SE500 order. In addition, as previously reported, Assembleon, a major provider of surface mount technology (SMT) robotic assembly equipment, elected to retain CyberOptics as its sole supplier for the alignment sensors deployed on its current and future pick-and-place platforms.

Kathleen P. Iverson, president and chief executive officer, commented: “In addition to the gradual recovery of the electronics market, our optimism about CyberOptics’ future is based in large part on our strategy for increasing the size of our addressable market for inspection solutions. The foundation of this strategy is common hardware platforms, whereby essentially the same sensor technology can be utilized across a variety of applications. This initiative is enabling us to remove significant cost from several new products, resulting in both improved system margins and a menu of tiered offerings for automated optical inspection (AOI) and solder paste inspection systems at various price points for different market segments. By expanding our addressable market to electronics manufacturers requiring a lower-cost inspection solution and to those who currently do not use any form of inspection, we believe this highly targeted approach to our markets can yield significant long-term returns on our R&D investments.”

She added: “Our next-generation AOI system, which will be introduced at the global Productronica electronics trade show in Germany in November, will be the first product utilizing our leveraged inspection hardware platform. In addition to its reduced-cost platform, this new product will exceed many of the performance metrics of our current AOI offering and those of our competitors. Our product development pipeline also includes embedded inspection solutions for OEM customers, some of which are based upon our common hardware platform. In addition, a previously announced OEM contract for a product for the photovoltaic solar market will further diversify our revenue base. We also are nearing completion of a product for a major OEM customer that utilizes our embedded process verification (EPV) technology. EPV also should enable us to expand CyberOptics’ addressable market.”

Iverson continued: “The introductions of these new products, which will commence in this year’s fourth quarter, are expected to continue over the next 12 months. By retaining our business with Assembleon, the revenues generated by these higher-margin products will have an incremental, not a replacement, impact on CyberOptics’ operating results in 2010 and beyond. Given the multiple applications and opportunities for our new inspection platform technology, our range of new products and the positive impact of repositioning systems R&D in Singapore, we are optimistic about CyberOptics’ future.”

CyberOptics is forecasting sales of $8.0 to $9.0 million and a net loss of $0.12 to $0.17 per diluted share for the quarter ending December 31, 2009. Cash burn is expected to be relatively modest in the fourth quarter. Assuming the global electronics industry continues to strengthen and new products are introduced as anticipated, CyberOptics expects to return to profitability during 2010.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the impact of current economic conditions on the Company’s performance; the timing and magnitude of any potential recovery in financial performance resulting from the global economic downturn; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the timing of and our ultimate ability to return to profitability in 2010; success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available at 303-590-3030 with the 4172595 conference ID through October 28.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Revenue	$8,550	$11,570	$18,091	$38,768
Cost of revenue	5,613	6,578	12,178	21,415
Gross margin	2,937	4,992	5,913	17,353
Research and development expenses	1,813	2,830	5,620	8,002
Selling, general and administrative expenses	2,835	3,734	9,469	11,029
Restructuring and severance costs	(32)	98	363	476
Amortization of intangibles	45	46	136	136
Loss from operations	(1,724)	(1,716)	(9,675)	(2,290)
Interest income and other	92	276	450	1,039
Loss before income taxes	(1,632)	(1,440)	(9,225)	(1,251)
Benefit for income taxes	(791)	(668)	(4,028)	(637)
Net loss	($841)	($772)	($5,197)	($614)
Net loss per share - Basic	($0.12)	($0.11)	($0.77)	($0.08)
Net loss per share - Diluted	($0.12)	($0.11)	($0.77)	($0.08)
Weighted average shares outstanding - Basic	6,801	7,208	6,785	8,022
Weighted average shares outstanding - Diluted	6,801	7,208	6,785	8,022

Condensed Consolidated Balance Sheets
			Sept. 30, 2009	Dec. 31, 2008
			(Unaudited)
Assets
Cash and cash equivalents			$4,710	$4,516
Marketable securities			12,714	10,433
Accounts receivable, net			7,139	6,951
Inventories			8,916	9,869
Other current assets			3,018	2,579
Deferred tax assets			2,770	2,604
Total current assets			39,267	36,952

Marketable securities			5,327	14,834
Intangible and other assets, net			1,251	1,525
Fixed assets, net			2,062	2,615
Other assets			192	189
Deferred tax assets			4,423	2,834
Total assets			$52,522	$58,949

Liabilities and Stockholders’ Equity
Accounts payable			$3,506	$2,753
Accrued expenses			2,511	3,738
Total current liabilities			6,017	6,491

Other liabilities			692	1,578
Total liabilities			6,709	8,069

Total stockholders’ equity			45,813	50,880
Total liabilities and stockholders’ equity			$52,522	$58,949

Backlog Schedule:
4th Quarter 2009	$3,741
1st Quarter 2010 and thereafter	1,611
Total backlog	$5,352